Exhibit 21

CF INDUSTRIES HOLDINGS, INC.

SUBSIDIARIES

February 25, 2011

Percentage
Name of Company	Jurisdiction	Held by CF(1)

Beaumont Ammonia Inc.	Delaware
Beaumont Holdings Corporation	Delaware
Big Bend Transfer Co., LLC	Delaware	33.33 (2)
BMC Holdings, Inc.	Delaware
Canadian Fertilizers Limited	Alberta, Canada	49 (3)
Central Farmers Fertilizer Company	Illinois
CF Chemicals, Ltd.	Alberta, Canada
CF Composite, Inc.	New York
CF Industries Peru S.A.C.	Lima, Peru
CF Industries, Inc.	Delaware
CF Nitrogen, Inc.	Delaware
CFI Trinidad Limited	Trinidad and Tobago
CFK Holding AG	Switzerland
CFK Holdings, Inc.	Delaware
Farmers Chemical Association, Inc.	Tennessee
GrowHow U.K. Limited	England	50 (4)
Houston Ammonia Terminal, L.P.	Delaware	50 (5)
Inspiration Coal Inc.	Delaware
Inspiration Consolidated Copper Company	Maine
Inspiration Development Company	Delaware
Inspiration Gold Incorporated	Delaware
Keytrade AG	Switzerland	50 (6)
Oklahoma CO2 Partnership	Oklahoma	37.784 (7)
Phosacid Service & Supply, Inc.	Delaware
Point Lisas Nitrogen Limited	Trinidad and Tobago	50 (8)
Port Neal Corporation	Delaware
Terra (Barbados) SRL	Barbados
Terra (U.K.) Holdings Inc.	Delaware
Terra Capital Holdings, Inc.	Delaware
Terra Capital, Inc.	Delaware
Terra Environmental Technologies Inc.	Delaware
Terra Express, Inc.	Delaware
Terra Global Holding Company Inc.	Delaware
Terra Houston Ammonia, Inc.	Delaware
Terra Industries Inc.	Maryland
Terra Industries International Holdings Luxembourg S.à r.l.	Luxembourg
Terra Industries Luxembourg S.à r.l.	Luxembourg
Terra International (Canada) Inc.	Ontario, Canada
Terra International (Oklahoma) Inc.	Delaware
Terra International, Inc.	Delaware
Terra Investment Fund I LLC	Oklahoma
Terra Investment Fund II LLC	Oklahoma
Terra LP Holdings LLC	Delaware
Terra Methanol Corporation	Delaware
Terra Mississippi Holdings Corp.	Mississippi
Terra Mississippi Nitrogen, Inc.	Delaware
Terra Nitrogen Company, L.P.	Delaware	75.321 (9)
Terra Nitrogen Corporation	Delaware
Terra Nitrogen GP Holdings Inc.	Delaware

Terra Nitrogen GP Inc.	Delaware
Terra Nitrogen Trinidad Limited	Trinidad and Tobago
Terra Nitrogen, Limited Partnership	Delaware	75.568
Terra Partners (Canada) LP	Alberta, Canada
Terra Real Estate Corporation	Iowa
Terra Real Estate Development Corporation	Iowa
Terra Tank Lines Inc.	Delaware
Terra V.I. Holdings, Inc.	British Virgin Islands

(1)             For less than wholly-owned entities, percentage held directly and/or indirectly by CF Industries Holdings, Inc. and/or subsidiaries.

(2)             33.33% is owned by IMC Big Bend Inc. and 33.33% is owned by Cargill Fertilizer, Inc.

(3)             34% of CFL is owned by Viterra, Inc., 9% is owned by GROWMARK, Inc. and 8% is owned by La Coop fédérée.

(4)             Kemira GrowHow Oyj owns the other 50% of GrowHow U.K. Limited.

(5)             PCS owns the other 50% of Houston Ammonia Terminal, L.P.

(6)             50% of Keytrade is owned by private individuals.

(7)             Praxair, Inc. owns the other 50% of Oklahoma CO2 Partnership.

(8)             KNC Trinidad Limited owns the other 50% of Point Lisas Nitrogen Limited.

(9)             The other 24.679% of TNCLP is publicly owned.